NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact: Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com

CURTISS-WRIGHT ANNOUNCES NEW $200 MILLION EXPANSION OF 2025
SHARE REPURCHASE PROGRAM

Declares Quarterly Dividend Of $0.24 Per Share For Common Stock

DAVIDSON, N.C. – September 10, 2025 -- Curtiss-Wright Corporation (NYSE: CW) today announced a $200 million expansion of its 2025 share repurchase program, which is now expected to result in record annual share repurchases in excess of $450 million in 2025. In addition, the Board of Directors declared a quarterly dividend of twenty-four cents ($0.24) per share, payable October 10, 2025, to stockholders of record as of September 26, 2025.

“We are pleased to announce this $200 million expansion of our 2025 repurchase program which reinforces our disciplined commitment to long-term value creation and is expected to drive record share repurchases this year,” said Lynn M. Bamford, Chair and Chief Executive Officer of Curtiss-Wright Corporation. “In addition, this new repurchase program reflects our Board’s continued confidence in Curtiss-Wright’s Pivot to Growth strategy, healthy balance sheet and long-term financial outlook.”

Under this new program, the Company will repurchase $200 million in additional shares immediately via a 10b5-1 program. The Company continues to execute on its existing $60 million share repurchase program, initiated in January 2025, which is expected to be completed this year. Upon completion of these programs, the Company will have remaining open repurchase authorization of $134 million.

About Curtiss-Wright Corporation
Curtiss-Wright Corporation (NYSE: CW) is a global integrated business that provides highly engineered products, solutions and services mainly to Aerospace & Defense markets, as well as critical technologies in demanding Commercial Nuclear Power, Process and Industrial markets. We leverage a workforce of approximately 9,000 highly skilled employees who develop, design and build what we believe are the best engineered solutions to the markets we serve. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing innovative solutions through trusted customer relationships. For more information, visit www.curtisswright.com.